Exhibit 99.1

PQ CORPORATION ANNOUNCES RECORD THIRD QUARTER 2006 SALES AND A 27% INCREASE IN ADJUSTED EBITDA

Berwyn, PA—November 14, 2006—PQ Corporation (“PQ” or the “Company”) today reported its results for the three and nine month periods ended September 30, 2006.

On February 11, 2005, affiliates of J.P. Morgan Partners, L.L.C. (“JPMP”), together with certain members of management, completed their acquisition of the Company (the “Acquisition Transaction”). The Company has made an assessment of the fair market value of assets acquired and liabilities assumed, utilizing an independent appraisal firm. The results of this assessment and valuation estimates have been recorded in the balance sheets as of September 30, 2006 and December 31, 2005, and their effects are reflected in the results of operations for the nine months ended September 30, 2006 and thirty-three weeks ended September 30, 2005.

The discussion below of the nine months ended September 30, 2005 is based upon the combination of the  consolidated results of operations for the six weeks ended February 11, 2005 (“Predecessor” period) and the consolidated results of operations for the thirty-three weeks ended September 30, 2005 (“Successor” period).  This combination represents what we believe is the most meaningful basis for comparison of the nine month fiscal 2006 results with those of the nine month fiscal 2005 results, although the combination is not in accordance with accounting principles generally accepted in the U.S. (“GAAP”).  We present this comparison because the customer base, products and manufacturing facilities are substantially the same under the Successor as they were under the Predecessor.

Third Quarter Summary

Net sales for the third quarter of 2006 were a record $192.0 million, up 12% from the third quarter of 2005.  This increase was primarily due to higher selling prices, volume and improved product mix.  Sales increases within the Chemicals division were primarily the result of strong demand in several end-markets including that of drilling additives and laundry detergents. Foreign currency translation also contributed to the quarter-over-quarter sales growth.

Adjusted EBITDA (as defined under “Non-GAAP Financial Measures”) was $42.6 million for the third quarter of 2006 compared to $33.5 million in the year ago period, an increase of $9.1 million or 27%.  The increase in Adjusted EBITDA for the quarter was primarily driven by our Chemicals division as a result of growth in sales volume, and increases in average selling price and product mix, net of increases in production and transportation costs.  We also benefited from increased earnings of our specialty catalyst joint venture.  This was partially offset by higher Corporate costs resulting primarily from increased performance-based compensation accruals in the third quarter 2006 versus the prior year period.

Net income in the third quarter of 2006 was $7.5 million compared to a loss of $1.2 million in the prior year quarter.  In addition to the increases in Adjusted EBITDA described above, the following items contributed to the change in net income (loss):

•                  Lower pre-tax expense relating to purchase accounting of $3.4 million for the step-up of favorable raw materials contracts;

•                  Lower pre-tax purchase accounting expense of $0.4 million for the step-up of inventory sold during the quarter; and

•                  Lower pre-tax expense relating primarily to environmental and other and merger related costs of $1.9 million; offset by

•                  2005 pre-tax gain of $6.0 million for employee benefit plan changes;

•                  Incremental 2006 pre-tax interest expense, net in the amount of $2.4 million;

•                  Incremental pre-tax depreciation and amortization expense of $0.9 million; and

•                  Decreased provision for taxes in the amount of $3.3 million, primarily due to the 2005 tax provision impact of deferred U.S. tax effects on earnings of non-U.S. subsidiaries.

Year-to-Date Summary

Net sales for the first nine months of 2006 were $547.9 million, up $61.4 million, or 13%, from $486.5 million for the same period in 2005.  Our Chemicals division contributed $53.5 million and the Potters division contributed $7.9 million to this net sales growth.  Increased average selling prices and changes in product mix contributed approximately 10% to the year-to-date sales growth, increased sales volumes contributed 2% and the favorable impact of foreign currency fluctuations contributed 1%.  Year-to-date volume and selling prices increases were achieved within both the Chemicals and Potters divisions.  Sales growth attributable to higher average selling prices was driven by price increases that were implemented to offset higher energy, raw materials and transportation costs.  Volume increases within the Chemicals division were primarily the result of strong demand in several end-markets including that of oil drilling additives and laundry detergents.  Potters volume increases were primarily the result of strong demand for glass beads in North America.

Adjusted EBITDA (as defined under “Non-GAAP Financial Measures”) was $117.5 million for the nine months ended September 30, 2006 compared to $96.0 million in the year ago period, an increase of $21.5 million or 22%.  Adjusted EBITDA for the period ended September 30, 2005 was prepared on a pro forma basis, as if the Acquisition Transaction had occurred on January 1, 2005.  Our Chemicals division contributed $23.6 million and our Potters division contributed $1.5 million to Adjusted EBITDA growth.  Corporate costs, on a pro forma basis, were higher by $3.6 million primarily due to increases in performance-based compensation accruals in 2006 versus the prior year period as well as increases in certain professional fees including those for accounting and tax services.  The increase in Adjusted EBITDA for the nine months ended September 30, 2006 was driven by sales volume growth and selling price increases within both of our divisions.  In addition, we experienced significant earnings growth from improvements in product mix, especially from our specialty catalyst product lines.

Net income for the nine months ended September 30, 2006 was $11.6 million compared to a net loss of $33.7 million in the prior year period. In addition to the increases in Adjusted EBITDA described above, the following items contributed to the change in net income (loss):

•                  Lower pre-tax expense relating to transaction and severance costs of $36.6 million consisting primarily of 2005 legal, consulting and non-capitalized financing fees, change-in-control payments to former executives and compensation expense from accelerated vesting of stock options and awards;

•                  Lower pre-tax purchase accounting expense of $10.9 million for the step-up of inventory sold during the period;

•                  Lower pre-tax expense from purchase accounting of $5.0 million relating to the step-up of inventory of our equity affiliates;

•                  Lower pre-tax expense relating to purchase accounting of $3.3 million for the write-off of in-process research and development; and

•                  Lower pre-tax expense from purchase accounting of $1.0 million for the step-up of favorable raw materials contracts; offset by

•                  Incremental 2006 pre-tax interest expense, net in the amount of $11.7 million;

•                  2005 pre-tax gain of $6.0 million for employee benefit plan changes;

•                  Increased pre-tax depreciation expense of $2.9 million; and

•                  Increased tax provision in the amount of $13.2 million, primarily relating to the increase in income before taxes and minority interest.

Michael R. Boyce, Chairman and Chief Executive Officer, commented, “Demand remained strong during the quarter, building upon our outstanding first half results in terms of sales and Adjusted EBITDA growth.  Our Chemicals division delivered another quarter of double-digit growth in sales and Adjusted EBITDA and our Potters division maintained its year-to-date sales and EBITDA improvement over the prior year.  We continue to focus on our growth initiatives in our specialty chemicals and specialty engineered glass materials product lines.  In these areas we continue to spend significant R&D resources.  In addition, our continuous improvement effort is increasing productivity.”

Liquidity

The Company’s total debt at September 30, 2006 was $652.7 million compared with $660.5 million as of December 31, 2005 due primarily to a reduction in the balance of our revolving credit facility. Total cash and cash equivalents at September 30, 2006 were $11.0 million and $23.0 million at the end of 2005. A total of $15.7 million was drawn on the revolving credit facility at September 30, 2006 versus $20.0 as of December 31, 2005. Expenditures for the addition of property, plant and equipment and a business acquisition totaled $20.9 million for the nine months ended September 30, 2006.  Slightly more than half of the 2006 capital spending was for routine replacement of operating machinery and equipment; and health, safety and environment projects while the remainder was for the expansion of production facilities and cost reduction initiatives.  In comparison, expenditures for the addition of property, plant and equipment were $17.9 million for the nine months ended September 30, 2005.

THIRD QUARTER CONFERENCE CALL

Management will host its third quarter operating results conference call on November 16, 2006 at 2:00 p.m. Eastern Time.  To access the call, dial 800-399-7899 and reference conference name: PQ Corporation and leader name: Jim Cox.  A replay of the call will be available until November 23, 2006 by dialing 800-642-1687 or 706-645-9291 and referencing ID# 1893604.

Please note:  Recording of the call is prohibited without the express written consent of PQ.

ABOUT PQ CORPORATION

PQ (www.pqcorp.com) is a leading producer of inorganic specialty chemicals and engineered glass materials.  The Company conducts operations through two principal businesses: the Chemicals division, which develops, manufactures and sells silicate-based specialty chemicals, and the Potters division, which manufactures and sells highly engineered solid and hollow glass spheres.  The Company’s products are used in a variety of predominantly niche applications in a diverse range of industrial, consumer and governmental end-markets.  The Company operates 57 manufacturing sites in 19 countries on five continents and has one of the most comprehensive global manufacturing and distribution networks serving customers in PQ’s end-markets.

NON-GAAP FINANCIAL MEASURES

In addition to disclosing financial results that are determined in accordance with GAAP, PQ also discloses Adjusted EBITDA, which is a non-GAAP measure, on a pro forma basis as if the Acquisition Transaction had occurred on January 1, 2005.  Management believes that presenting Adjusted EBITDA as a supplemental measure is important for investors to better understand the Company’s underlying operational and financial performance and to facilitate comparison of results between periods.  However, you should not consider Adjusted EBITDA as an alternative to operating or net income, determined in accordance with GAAP, as an indicator of PQ’s operating performance, or as an alternative to cash flows from operating activities, determined in accordance with GAAP, as a measure of cash flows or as a liquidity measure.

Adjusted EBITDA represents net income before interest, taxes, depreciation and amortization as further adjusted to eliminate the impact of a number of items the Company does not consider indicative of the Company’s ongoing operating performance and to give effect to certain other items. The Company presents Adjusted EBITDA because the Company considers it an important supplemental measure of its performance and believes it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in PQ’s industry, many of which present Adjusted EBITDA when reporting their results.  Although management believes that providing this additional information to investors regarding PQ’s ability to meet debt service, capital expenditures and working capital requirements enables investors to better assess and understand operating performance, management does not intend for the information to be considered in isolation or as a substitute for GAAP measures.  Other companies may define Adjusted EBITDA or similar measures differently.

In addition, PQ’s credit agreement and indenture use Adjusted EBITDA to measure its compliance with covenants such as interest coverage and debt incurrence. Adjusted EBITDA is also widely used by the Company and others in PQ’s industry to evaluate and price potential acquisition candidates.

The most directly comparable GAAP measure to Adjusted EBITDA is income (loss) before income taxes and minority interest.  Included in this release is a reconciliation of income (loss) before income taxes and minority interest to Adjusted EBITDA for 2006 results compared to 2005 results.

SAFE HARBOR FOR FORWARD-LOOKING AND CAUTIONARY STATEMENTS

Certain statements in this press release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  These statements involve a number of risks, uncertainties and other factors that could cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements.

The following important factors could affect future results: changes in demand for PQ’s products; fluctuations in interest rates, exchange rates and currency values; availability and pricing of raw materials; fluctuations in energy prices; changes in end-use markets in which PQ’s products are sold; changes in general economic conditions and competition in North America, Europe and other locations in which PQ does business; technological changes affecting production; government and environmental laws and regulations and changes in those laws and regulations; the PQ’s high level of indebtedness; and risks related to the implementation of the Company’s business strategies and plans.

Investors, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements.  The forward-looking statements made herein are only made as of the date of this press release and, except as required by applicable law, the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

PQ CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	September 30,	December 31,
	2006	2005
ASSETS
Cash and cash equivalents	$10,959	$22,972
Receivables, net	116,717	90,714
Inventories	86,682	84,239
Prepaid and other current assets	19,226	38,333

Total current assets	233,584	236,258

Investments in affiliated companies	71,570	64,417
Property, plant and equipment, net	315,071	318,337
Goodwill	231,936	234,483
Tradenames	53,000	53,000
Other intangible assets, net	63,223	77,650
Other long-term assets	32,438	45,728

Total assets	$1,000,822	$1,029,873

LIABILITIES AND STOCKHOLDER’S EQUITY
Revolver, notes payable and current maturities of long-term debt	$21,688	$26,689
Cash overdraft	4,737	9,957
Accounts payable	48,162	51,302
Accrued liabilities	50,923	53,978

Total current liabilities	125,510	141,926

Long-term debt	631,022	633,821
Deferred income taxes	112,802	127,806
Other long-term liabilities	82,485	74,714
Minority interest in equity of subsidiaries	4,836	5,047
Commitments and contingencies
Stockholder’s equity	44,167	46,559

Total liabilities and stockholder’s equity	$1,000,822	$1,029,873

PQ CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands)
(unaudited)

	Successor
	Three months ended September 30,
	2006	2005
Sales	$191,999	$170,974
Cost of goods sold	147,223	135,803

Gross profit	44,776	35,171

Selling, general and administrative expenses	21,837	19,820
Other operating expense (income)	1,739	(2,075)

Operating income	21,200	17,426

Equity in net income of affiliated companies	6,210	2,277
Interest expense, net	13,140	10,716
Other expense	94	255

Income before income taxes and minority interest	14,176	8,732

Provision for income taxes	6,501	9,820
Minority interest	194	106

Net income (loss)	$7,481	$(1,194)

PQ CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands)
(unaudited)

	Successor		Predecessor
	Nine months ended September 30, 2006	Thirty-three weeks ended September 30, 2005	Six weeks ended February 11, 2005
Sales	$547,868	$422,282	$64,195
Cost of goods sold	422,766	339,799	48,576

Gross profit	125,102	82,483	15,619

Selling, general and administrative expenses	61,260	56,335	11,221
Other operating expense	9,387	17,031	12,267

Operating income (loss)	54,455	9,117	(7,869)

Equity in net income (loss) of affiliated companies	11,907	2,706	(265)
Interest expense, net	38,817	26,370	771
Other expense	141	7,528	356

Income (loss) before income taxes and minority interest	27,404	(22,075)	(9,261)

Provision (benefit) for income taxes	15,324	4,606	(2,522)
Minority interest	504	243	59

Net income (loss)	$11,576	$(26,924)	$(6,798)

PQ CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Successor		Predecessor
	Nine months ended September 30, 2006	Thirty-three weeks ended September 30, 2005	Six weeks ended February 11, 2005
Net cash provided by (used for) operating activities	$23,639	$6,244	$(6,965)

Cash flows from investing activities:
Purchases of property, plant and equipment	(19,765)	(15,563)	(2,358)
Purchase of other intangible assets	(1,131)	—	—
Merger consideration	—	(626,000)	—
Merger costs, capitalized	—	(6,485)	—

Net cash used for investing activities	(20,896)	(648,048)	(2,358)

Cash flows from financing activities:
Revolvers, notes payable and cash overdrafts, net	(9,636)	2,624	44,857
Issuance of long-term debt	—	335,000	—
Issuance of senior notes	—	275,000	—
Debt acquisition costs	—	(16,503)	—
Repayments of long-term debt	(3,563)	(115,949)	—
Proceeds from issuances of treasury stock	—	—	1,161
Purchases of stock	—	—	(47)
Equity contribution	—	164,188	—
Distributions to minority interests	(391)	(185)	—
Dividend distribution	(1,613)	—	—

Net cash (used for) provided by financing activities	(15,203)	644,175	45,971

Effect of exchange rate changes on cash	447	(1,991)	(700)

Net change in cash and cash equivalents	(12,013)	380	35,948

Cash and cash equivalents at beginning of period	22,972	48,757	12,809

Cash and cash equivalents at end of period	$10,959	$49,137	$48,757

PQ CORPORATION AND SUBSIDIARIES
PRO FORMA (*) ADJUSTED EBITDA
(in thousands)

	Three Months Ended,		Nine Months Ended,
	September 30,		September 30,
	2006	2005	2006	2005
Income (loss) before taxes and minority interest	$14,176	$8,732	$27,404	$(31,336)
Minority interest	(194)	(106)	(504)	(302)
Interest expense, net	13,140	10,716	38,817	27,141
Depreciation and amortization	11,544	10,685	34,915	31,687
EBITDA	38,666	30,027	100,632	27,190

Favorable raw materials contracts (a)	2,960	6,408	11,231	12,258
Inventory step-up (b)	—	418	—	10,934
In-Process R&D (c)	—	—	—	3,338
Equity in earnings of affiliates step-up (d)	298	255	893	5,889
Losses on disposal of long-lived assets	3	177	18	11
Operational restructuring charges (e)	125	333	2,660	9,866
Non-recurring environmental, legal and other costs (f)	9	1,483	(26)	2,284
Benefit plan curtailments (g)	—	(5,979)	—	(5,979)
Management advisory fees	500	—	1,500	—
Transaction-related costs (h)	—	402	543	29,145
Adjusted EBITDA	$42,561	$33,524	$117,451	$94,936

Pro forma adjustments (*):
Pension/OPEB amortization (i)	—	—	—	430
Legacy shareholder costs (j)	—	—	—	585
Proforma adjusted EBITDA	$42,561	$33,524	$117,451	$95,951

*                    Additional adjustments made after giving pro forma effect to the Acquisition Transaction as if it had occurred January 1, 2005.

Note:  The Adjusted EBITDA of the Predecessor and Successor periods have been combined in order to present the nine months ended September 30, 2005.

(a)                                  Represents the amortization expense of the step-up in fair value of long-term contracts to purchase raw materials.

(b)                                 Represents the non-cash impact on cost of goods sold relating to the step-up in inventory.

(c)                                  In-process R&D represents the write off of in-process research and development that was capitalized and immediately written off in purchase accounting.

(d)                                 Represents amortization of step-up in inventory and intangible assets that were established in purchase accounting as a result of the fair market value adjustment to the Company’s investments in equity affiliates.

(e)                                  Represents one-time plant rehabilitation costs and an accrued executive retention bonus. The adjustment for the nine months ended September 30, 2005 represents change in control payments to former officers and directors of the Company.

(f)                                    The nine months ended September 30, 2005 includes a non-cash charge for accretion of shares subject to mandatory redemption and non-recurring environmental costs.

(g)                                 Net curtailment gain as a result of amendments to the U.S. pension and post retiree health plans approved in the third quarter of 2005.

(h)                                 Represents non-recurring Acquisition Transaction related costs such as make-whole payments on predecessor debt, broker fees, sponsor fee, accelerated vesting of predecessor stock options, transaction bonuses paid to certain employees and fees for legal and accounting services.

(i)                                     Represents the pro forma effect of the purchase accounting adjustment to the financial statements for defined benefit pension plans and retiree health benefit plans.

(j)                                     Represents costs incurred under predecessor ownership that will no longer be incurred, including certain board of director expenses, corporate charitable contributions and shareholder relation costs.